Filed Pursuant to Rule 433

File No. 333-155427

PRICING TERM SHEET

Unilever Capital Corporation

2.750% Notes due 2016

4.250% Notes due 2021

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.
Unilever PLC
Unilever United States, Inc.

2.750% Notes due 2016

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Ticker:	UNANA

Security Type:	SEC Registered Senior Notes

Size:	$500,000,000

Maturity:	February 10, 2016

Coupon:	2.750%

Price:	99.898%

Yield:	2.772%

Spread:	T+ 50 bps

TSY:	UST 2.000% due January 2016

TSY Yield:	2.272%

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764AL1 / US904764AL12

Trade Date:	February 7, 2011

Pay Dates:	February 10 and August 10

Make-Whole:	UST + 7.5 bps

Settlement:	February 10, 2011 (T+3)

Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC UBS Securities LLC

4.250% Notes due 2021

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Ticker:	UNANA

Security Type:	SEC Registered Senior Notes

Size:	$1,000,000,000

Maturity:	February 10, 2021

Coupon:	4.250%

Price:	99.661%

Yield:	4.292%

Spread:	T+ 65 bps

TSY:	UST 2.625% due November 2020

TSY Yield:	3.642%

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764AM9 / US904764AM94

Trade Date:	February 7, 2011

Pay Dates:	February 10 and August 10

Make-Whole:	UST + 10 bps

Settlement:	February 10, 2011 (T+3)

Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC UBS Securities LLC

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by i) calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, (ii) calling J.P. Morgan Securities LLC collect at (212) 834-4533, or by calling UBS Securities LLC toll-free at (877) 827-6444, ext. 561 3884.